Exhibit 99

Gorman-Rupp Reports First Quarter 2023 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--April 27, 2023--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

  Net sales of $160.5 million increased 57.1%, or $58.3 million, compared to the first quarter of 2022, a 17.9% increase excluding sales from Fill-Rite which was acquired in May 2022
  First quarter net income was $6.5 million, or $0.25 per share, compared to net income of $7.5 million, or $0.29 per share, for the first quarter of 2022
    Adjusted earnings per share1 for the first quarter of 2023 and 2022 were $0.27 and $0.29, respectively
  Adjusted EBITDA1 of $28.4 million for the first quarter of 2023 increased $14.1 million, or 98.7%, from $14.3 million for the same period in 2022
  Incoming orders of $167.0 million increased 49.1% when compared to the same period in 2022, an increase of 12.3% excluding Fill-Rite

As previously announced, on May 31, 2022, the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

Net sales for the first quarter of 2023 were $160.5 million compared to net sales of $102.2 million for the first quarter of 2022, an increase of 57.1% or $58.3 million. Domestic sales increased 65.4% or $47.4 million and international sales increased 36.7% or $10.9 million compared to the same period in 2022. Fill-Rite sales, which are primarily domestic, were $40.0 million for the first quarter of 2023.

Excluding Fill-Rite, sales in our water markets increased 20.1% or $14.5 million in the first quarter of 2023 compared to the first quarter of 2022. Sales increased $7.7 million in the fire suppression market, $3.1 million in the municipal market, $2.1 million in the repair market, and $1.9 million in the construction market. Partially offsetting these increases was a sales decrease of $0.3 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 12.8% or $3.8 million in the first quarter of 2023 compared to the first quarter of 2022. Sales increased $3.1 million in the industrial market, $0.4 million in the petroleum market, and $0.3 million in the OEM market.

Gross profit was $45.5 million for the first quarter of 2023, resulting in gross margin of 28.4%, compared to gross profit of $25.5 million and gross margin of 25.0% for the same period in 2022. The improvement in gross margin was due primarily to leverage from increased sales volume and sales mix which includes Fill-Rite in 2023. The 340 basis point increase in gross margin was driven by a 270 basis point improvement from labor and overhead leverage due to increased sales volume and a 70 basis point improvement in cost of material. Gross margin for the first quarter of 2023 includes 40 basis points of amortization expense related to the Fill-Rite acquired customer backlog. The acquired customer backlog will be fully amortized during the second quarter of 2023.

Selling, general and administrative (“SG&A”) expenses were $23.2 million and 14.5% of net sales for the first quarter of 2023 compared to $15.9 million and 15.5% of net sales for the same period in 2022. The increase in SG&A expenses is primarily due to the inclusion of Fill-Rite. The improvement in SG&A as a percent of sales was due to favorable leverage from increased sales.

Amortization expense was $3.2 million for the first quarter of 2023 compared to $0.2 million for the same period in 2022. The increase in amortization expense was due to $3.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $19.1 million for the first quarter of 2023, resulting in an operating margin of 11.9%, compared to operating income of $9.5 million and operating margin of 9.3% for the same period in 2022. Operating margin increased 260 basis points compared to the same period in 2022 due to improved leverage on labor, overhead, and SG&A expenses due to increased sales volumes partially offset by increased amortization expense.

Interest expense was $10.2 million for the first quarter of 2023. No interest expense was recorded in the first quarter of 2022. The interest expense was due to debt financing attributable to the Fill-Rite acquisition.

Net income was $6.5 million, or $0.25 per share, for the first quarter of 2023 compared to net income of $7.5 million, or $0.29 per share, in the first quarter of 2022. Adjusted earnings per share1 for the first quarter of 2023 were $0.27 per share compared to $0.29 per share for the first quarter of 2022.

Adjusted EBITDA1 was $28.4 million for the first quarter of 2023 compared to $14.3 million for the first quarter of 2022. Adjusted EBITDA increased from organic sales growth and improved gross margin as well as the acquisition of Fill-Rite.

The Company’s backlog of orders was $270.6 million at March 31, 2023 compared to $195.5 million at March 31, 2022 and $267.4 million at December 31, 2022. Fill-Rite added $11.1 million to the backlog at March 31, 2023 when compared to March 31, 2022. Incoming orders during the first quarter of 2023 increased 49.1% when compared to the same period in 2022, and increased 12.3% excluding Fill-Rite.

Net cash provided by operating activities for the first three months of 2023 was $18.6 million compared to $6.2 million for the same period in 2022 driven by increased earnings before depreciation, amortization, and LIFO expense, and improved cash flow from accounts receivable and accounts payable. Capital expenditures for the first three months of 2023 were $6.5 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2023 are presently planned to be in the range of $18 - $20 million. Total debt, net of cash, decreased $6.8 million during the first three months of 2023.

Scott King, President and Chief Executive Officer, commented, “We continued to deliver strong organic growth with a sales increase of nearly 18% during the quarter, which contributed to our improved gross margin. Incoming orders also continued at a good pace, with total incoming orders during the quarter of $167 million our backlog remains at record levels. Inventory grew as planned during the quarter to support our order volume and backlog, while we expect a reduction in inventory levels during the second-half of the year. We are focused on delivering long term sustained growth and continuing to improve margins.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as (1) adjusted earnings per share, which is earnings per share excluding amortization of customer backlog per share, (2) adjusted earnings before interest, taxes, depreciation and amortization, referred to as “adjusted EBITDA”, which is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude amortization of customer backlog and non-cash LIFO2 expense, and (3) free cash flow, which is adjusted EBITDA less capital expenditures and dividends. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings per share, adjusted EBITDA, and free cash flow which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase. Pre-tax LIFO expense was $2.0 million for the first quarter of 2023 and $1.8 million for the first quarter of 2022.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) LIFO inventory method, and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cyber security threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2023	2022

Net sales	$160,466	$102,167
Cost of products sold	114,943	76,670
Gross profit	45,523	25,497
Selling, general and administrative expenses	23,237	15,878
Amortization expense	3,191	161
Operating income	19,095	9,458
Interest expense	(10,187)	-
Other income (expense), net	(433)	90
Income before income taxes	8,475	9,548
Provision from income taxes	1,955	2,005
Net income	$6,520	$7,543

Earnings per share	$0.25	$0.29

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	March 31,	December 31,
Assets	2023	2022

Cash and cash equivalents	$12,231	$6,783
Accounts receivable, net	97,474	93,059
Inventories, net	116,758	111,133
Prepaid and other	10,960	14,551
Total current assets	237,423	225,526
Property, plant and equipment, net	132,191	128,640
Other assets	11,518	11,579
Goodwill and other intangible assets, net	503,886	507,085
Total assets	$885,018	$872,830

Liabilities and shareholders' equity

Accounts payable	$31,989	$24,697
Current portion of long-term debt	17,500	17,500
Accrued liabilities and expenses	45,845	43,016
Total current liabilities	95,334	85,213
Pension benefits	9,860	9,352
Postretirement benefits	22,237	22,413
Long-term debt, net of current portion	418,575	419,327
Other long-term liabilities	7,572	5,331
Total liabilities	553,578	541,636
Shareholders' equity	331,440	331,194
Total liabilities and shareholders' equity	$885,018	$872,830

Shares outstanding	26,178,248	26,094,865

The Gorman-Rupp Company
Condensed Consolidated Statements of Cash Flows (Unaudited)
(thousands of dollars, except share data)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$6,520	$7,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,044	2,933
LIFO expense	2,032	1,804
Pension expense	808	760
Stock based compensation	465	682
Amortization of debt issuance fees	740	-
Other	14	-
Changes in operating assets and liabilities:
Accounts receivable, net	(4,264)	(9,211)
Inventories, net	(7,533)	(6,119)
Accounts payable	7,236	2,256
Commissions payable	961	727
Deferred revenue and customer deposits	859	1,253
Income taxes	1,534	1,912
Accrued expenses and other	2,909	668
Benefit obligations	(703)	957
Net cash provided by operating activities	18,622	6,165
Cash flows from investing activities:
Capital additions	(6,450)	(3,473)
Other	426	89
Net cash used for investing activities	(6,024)	(3,384)
Cash flows from financing activities:
Cash dividends	(4,567)	(4,436)
Treasury share repurchases	(1,028)	(918)
Proceeds from bank borrowings	5,000	-
Payments to banks for borrowings	(6,375)	-
Other	(34)	(32)
Net cash used for financing activities	(7,004)	(5,386)
Effect of exchange rate changes on cash	(146)	97
Net increase (decrease) in cash and cash equivalents	5,448	(2,508)
Cash and cash equivalents:
Beginning of period	6,783	125,194
End of period	$12,231	$122,686

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2023	2022
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.25	$0.29
Plus amortization of acquired customer backlog	0.02	-
Non-GAAP adjusted earnings per share	$0.27	$0.29

	Three Months Ended March 31,
	2023	2022
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$6,520	$7,543
Plus interest expense	10,187	-
Plus provision for income taxes	1,955	2,005
Plus depreciation and amortization expense	7,044	2,933
Non-GAAP earnings before interest, taxes, depreciation and amortization	25,706	12,481

Plus amortization of acquired customer backlog	650	-
Plus non-cash LIFO expense	2,032	1,804
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$28,388	$14,285

	Three Months Ended March 31,
Non-GAAP Free Cash Flow	2023	2022
Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$28,388	$14,285
Less capital expenditures	(6,450)	(3,473)
Less cash dividends	(4,567)	(4,436)
Non-GAAP free cash flow	17,371	6,376

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.